Exhibit 10.38

SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (hereinafter "Release") is made and entered into by and between DONAGH M. HERLIHY (“Employee”) and OS MANAGEMENT, INC. (“Employer”). The parties desire to settle any and all disputes between them on terms that are mutually agreeable. Accordingly, in consideration of the mutual promises set forth below, Employer and Employee agree as follows:

1.
Employer will provide Employee with good and valuable consideration as specified below in return for Employee’s execution of this Release, which is intended to fully and finally resolve any and all matters between Employer and Employee, whether actual or potential, on terms that are mutually agreeable.

2.	By entering into this Release, Employer does not admit any underlying liability to Employee. Neither Employer nor Employee is entering this Release because of any wrongful acts of any kind.

3.	Employee promises and obligates himself to perform the following covenants under this Release:

a.)
Employee agrees his employment with Employer is severed effective January 26, 2020 (“Separation Date”). However, Employee shall cease performing duties on Employee’s behalf as of January 14, 2020. Employee shall remain reasonably available to Employer via telephone and e-mail through the Separation Date, for transfer of knowledge.

b.)
Acting for himself, his heirs, personal representatives, administrators and anyone claiming by or through him or them, Employee unconditionally and irrevocably releases, acquits and discharges Employer and its Releasees (as defined below) from any and all Claims (as defined below) that Employee (or any person or entity claiming through Employee) may have against Employer or its Releasees as of the date of this Release.

i)
The phrases “Employer” or “Company” or “Employer and its Releasees” shall mean OS Management Inc. and all of its direct and indirect parents, (including but not limited to Bloomin’ Brands, Inc. and OSI Restaurant Partners, LLC), direct and indirect affiliates (including but not limited to Outback Steakhouse of Florida, LLC, Bonefish Grill, LLC, Carrabba’s Italian Grill, LLC, OS Prime, LLC, OS Pacific, LLC, DoorSide, LLC and OS Restaurant Services, LLC), and all of the past and present directors, officers, partners, shareholders, supervisors, employees, representatives, successors, assigns, subsidiaries, parents, and insurers of OS Management, Inc. and its parents and affiliates.

ii)
The term “Claims” shall include lawsuits, causes of action, liabilities, losses, damages, debts, demands, controversies, agreements, duties, obligations, promises and rights of every kind. The term “Claims” shall

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include Claims arising from any source, including but not limited to contracts, statutes, regulations, ordinances, codes, or the common law, including claims arising under the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq., as amended), the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq., as amended), the Family Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq., as amended), the Fair Labor Standards Act of 1938 (29 U.S.C. 201 et seq., as amended), the Lilly Ledbetter Fair Pay Act of 2009 (Pub.L. 111-2, S. 181), the Employee Retirement Income Security Act of 1974 (ERISA) (29 U.S.C. § 1001 et seq., as amended), 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967 (as amended), the continuation coverage provisions of the Omnibus Budget Reconciliation Act of 1986 (29 U.S.C. § 623 et seq., as amended), the Florida Civil Rights Act of 1992 (§ 760.01 et seq., Florida Statutes, as amended), and all other federal, state, and local laws dealing with discrimination, retaliation, wages, leave, benefits, or workplace policies, as well as claims for unpaid wages, unpaid commissions, breach of contract, wrongful termination, retaliation, intentional infliction of emotional distress, negligent hiring, invasion of privacy, defamation, slander, assault, battery, or any other tort arising out of or connected in any way to the employment relationship. The term “Claims” shall include injuries or damage of any nature, regardless of whether such injuries or damage arise from accident, illness, occupational disease, negligence, intentional act, or some other origin. The term “Claims” specifically includes third-party claims for indemnity or contribution against Employer or its Releasees. The term “Claims” shall be construed to include any and all Claims meeting the definitions in this subparagraph without regard to whether those Claims are asserted or unasserted, known or unknown, ripe or unripe, direct or indirect, conditional or unconditional.

c.)
Employee was granted the option to purchase 250,000 shares of the common stock of Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) (the "2014 Options") pursuant to that certain Option Agreement with a grant date of October 1, 2014 (the "2014 Option Agreement”). Employee agrees 187,000 of the 2014 Options were previously vested and exercised. The remaining 62,500 of the 2014 Options are vested and unexercised and shall remain vested and exercisable for 365 calendar days following the Separation Date. Employee agrees that as of 12:01 a.m. (Tampa time) on the 365th calendar day immediately following the Separation Date, the 2014 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio.

d.)
Employee was granted the option to purchase 26,471 shares of the common stock of Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) (the "2015 Options") pursuant to that certain Option Agreement with a grant date of February 26, 2015 (the "2015 Option Agreement”). Employee agrees all 26,471 shares of the 2015 Options are vested and unexercised and shall remain vested and exercisable for 365 calendar days following the Separation Date. Employee agrees that as of 12:01 a.m. (Tampa time) on the 365th calendar day immediately following the Separation

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Date, the 2015 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio.

e.)
Employee was granted the option to purchase 31,335 shares of the common stock of Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) (the "2016 Options") pursuant to that certain Option Agreement with a grant date of February 25, 2016 (the "2016 Option Agreement”). Employee agrees 15,667 shares of the 2016 Options were previously vested and exercised. Employees agrees 7,834 shares of the 2016 Options are vested and unexercised and shall remain vested and exercisable for 365 calendar days following the Separation Date. Employee agrees the remaining 7,834 shares of the 2016 Options are unvested and hereby forfeited, cancelled, terminated and deemed null and void ab initio. Employee agrees that as of 12:01 a.m. (Tampa time) on the 365th calendar day immediately following the Separation Date, the 2016 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio.

f.)
Employee was granted the option to purchase 32,080 shares of the common stock of Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) (the "2017 Options") pursuant to that certain Option Agreement with a grant date of February 24, 2017 (the "2017 Option Agreement”). Employee agrees 8,020 shares of the 2017 Options were previously vested and exercised. Employee agrees 8,020 shares of the 2017 Options are vested and unexercised and shall remain vested and exercisable for 365 calendar days following the Separation Date. Employee agrees the remaining 16,040 shares of the 2017 Options are unvested and hereby forfeited, cancelled, terminated and deemed null and void ab initio. Employee agrees that as of 12:01 a.m. (Tampa time) on the 365th calendar day immediately following the Separation Date, the 2017 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio.

g.)
Employee was granted the option to purchase 22,284 shares of the common stock of Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) (the "2018 Options") pursuant to that certain Option Agreement with a grant date of February 23, 2018 (the "2018 Option Agreement”). Employee agrees 5,571 shares of the 2018 Options are vested and unexercised and shall remain vested and exercisable for 365 calendar days following the Separation Date. Employee agrees the remaining 16,713 shares of the 2018 Options are unvested and hereby forfeited, cancelled, terminated and deemed null and void ab initio. Employee agrees that as of 12:01 a.m. (Tampa time) on the 365th calendar day immediately following the Separation Date, the 2018 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio.

h.)
Employee was granted the option to purchase 27,883 shares of the common stock of Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) (the "2019 Options") pursuant to that certain Option Agreement with a grant date of February 19, 2019 (the "2019 Option Agreement”). Employee agrees none of the 2019 Options are vested and all are hereby forfeited, cancelled, terminated and deemed null and void

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ab initio. Employee agrees the 2019 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio.

i.)
Employee was awarded 13,442 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) restricted stock units (the "2016 Restricted Stock") pursuant to that certain Restricted Stock Agreement with a grant date of February 25, 2016 (the "2016 Restricted Stock Agreement"). Employee agrees 10,081 of the 2016 Restricted stock units were previously vested and distributed. Employee agrees 3,361 of the 2016 Restricted stock units are unvested and hereby forfeited, canceled, terminated and deemed null and void ab initio. The 2016 Restricted Stock Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

j.)
Employee was awarded 13,467 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) restricted stock units (the "2017 Restricted Stock") pursuant to that certain Restricted Stock Agreement with a grant date of February 24, 2017 (the "2017 Restricted Stock Agreement"). Employee agrees 6,733 of the 2017 Restricted stock units were previously vested and distributed. Employee agrees 6,734 of the 2017 Restricted stock units are unvested and hereby forfeited, canceled, terminated and deemed null and void ab initio. The February 2017 Restricted Stock Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

k.)
Employee was awarded 9,516 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) restricted stock units (the "2018 Restricted Stock") pursuant to that certain Restricted Stock Agreement with a grant date of February 23, 2018 (the "2018 Restricted Stock Agreement"). Employee agrees 2,379 of the 2018 Restricted stock units were previously vested and distributed. Employee agrees 7,137 of the 2018 Restricted stock units are unvested and hereby forfeited, canceled, terminated and deemed null and void ab initio. The February 2018 Restricted Stock Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

l.)
Employee was awarded 10,731 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) restricted stock units (the "2019 Restricted Stock") pursuant to that certain Restricted Stock Agreement with a grant date of February 19, 2019 (the "2019 Restricted Stock Agreement"). Employee agrees none of the 2019 Restricted stock units are vested and all are hereby forfeited, canceled, terminated and deemed null and void ab initio. The February 2019 Restricted Stock Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

m.)
Employee was awarded 9,915 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) Performance Share Units awards (the "2017 Performance Share Units") pursuant to that certain Performance Share Units Agreement with a grant date of February 24, 2017 (the "2017 Performance Share Units Agreement"). Employee agrees none of the 2017 Performance Share Units awards are vested and all are hereby forfeited, cancelled, terminated and deemed null and void. The 2017

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Performance Share Units Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

n.)
Employee was awarded 7,029 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) Performance Share Units awards (the "2018 Performance Share Units") pursuant to that certain Performance Share Units Agreement with a grant date of February 23, 2018 (the "2018 Performance Share Units Agreement"). Employee agrees none of the 2018 Performance Share Units awards are vested and all are hereby forfeited, cancelled, terminated and deemed null and void. The 2018 Performance Share Units Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

o.)
Employee was awarded 8,048 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) Performance Share Units awards (the "2019 Performance Share Units") pursuant to that certain Performance Share Units Agreement with a grant date of February 19, 2019 (the "2019 Performance Share Units Agreement"). Employee agrees none of the 2019 Performance Share Units awards are vested and all are hereby forfeited, cancelled, terminated and deemed null and void. The 2019 Performance Share Units Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

p.)
Employee waives and relinquishes any rights that Employee may have to claim reimbursement from Employer and its Releasees for attorney’s fees, litigation costs or expenses that Employee may have incurred in the course of obtaining legal advice on any matter related to Employer, except as otherwise expressly provided for herein.

q.)
Employee waives and disclaims any right to any damages, compensation, or other personal relief that may be recovered at any time after the execution of this Release as a result of any proceeding arising out of or related to the employment relationship that is brought under the jurisdiction or authority of the Equal Employment Opportunity Commission ("EEOC"), the Florida Commission on Human Relations, the U.S. Department of Labor, or any other local, state, or federal court or agency. If any such agency or court assumes jurisdiction of or files any complaint, charge, or proceeding against Employer or its Releasees, Employee shall request such agency or court to dismiss or withdraw from the matter. Notwithstanding any other term or provision of this Release, nothing in this Release is intended or shall be construed to prohibit Employee, with or without notice to the Employer or Employer’s Releasees, from filing a charge with, directly communicating with or participating in any investigation or proceeding conducted by any local, state or federal agency regarding any possible law violation. Employee acknowledges and agrees, however, that, except with respect to any award pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, or any award administered by the U.S. Occupational Safety and Health Administration, Employee waives any right to monetary damages, attorneys’ fees, costs and equitable remedies related to or arising from any such charge, or ensuing complaint or lawsuit, filed by Employee or on Employee’s behalf.

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r.)
Employee agrees that he will preserve the confidentiality of this Release and not discuss or disclose its existence, substance, or contents to anyone other than his spouse, attorney, accountant, or tax advisors, except as compelled or authorized by law. Employee further agrees that he will not at any time, disclose, use, or communicate to any person or entity, whether directly or indirectly, any Confidential Information obtained by the Employee during the term of Employee's employment with Employer, unless (i) such disclosure or communication is compelled by law, or (ii) Employee has received specific written authorization in advance from Employer prior to the disclosure, use, or communication. Confidential Information shall mean any information regarding, affecting, or relating to the clients, operations, or business of Employer that is treated as confidential by Employer and that is not generally known by or otherwise available to third parties.

s.)
Employee agrees that he will not disparage Employer or its Releasees in any way to any person or entity. Notwithstanding this provision, in the unlikely event that Employee is subpoenaed as part of a government entity’s investigation of Employer, Employee may provide truthful information about his employment to the government entity without violating this Release.

t.)	If Employee is asked to discuss the subjects prohibited by subparagraphs 3(r) and (s) above, Employee is authorized to respond as follows:

I had a good relationship with Bloomin’ Brands, but my position was eliminated. I have no disputes with Bloomin’ Brands.

u.)
For a two-year period commencing on the date Employee executes this Agreement, Employee shall not, individually or jointly with others, offer employment to, or hire, any employee of Employer, their franchisees or affiliates, or otherwise solicit or induce, directly or indirectly, any employee of Employer, their franchisees or affiliates to terminate their employment. This prohibition on solicitation shall include but not be limited to any employee of Employer or its affiliates assigned to Employer’s Restaurant Support Center in Tampa, Florida, except for non-management personnel recruited through general solicitations in print or other media.

v.)
Employee agrees to submit all requests for reimbursement no later than two weeks after the Separation Date. Employer reserves the right to deny requests for reimbursement made more than two weeks after the Separation Date. Reimbursement eligibility will be determined consistent with Employer’s usual policies and procedures.

w.)
Employee agrees this Release shall serve as Employee’s resignation from any and all director, officer or other positions Employee has held at any time for or on behalf of the Employer and/or Employer’s affiliates.

x.)	Employee shall comply with all other terms of this Release as provided for herein.

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4.	As consideration for the promises made by Employee in this Release, Employer promises and obligates itself to perform the following covenants under this Release:

a.)	Employer shall pay Employee a lump sum severance payment in the gross amount of $1,500,000, less legal deductions and withholdings.

b.)	Employer shall pay Employee a lump sum of $16,500 to reimburse Employee for 12 months continuing coverage of his benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

c.)
As additional consideration for this Release, Employer will provide Employee with outplacement services with Challenger, Gray & Christmas for a period of up to 12 months, to be used consecutively, beginning after the expiration of the Revocation Period referenced in paragraph 6 below.

d.)	Employer will not contest any claim for unemployment benefits related to Employee’s employment with Employer ended on the Separation Date.

e.)	Employer shall send the payments described in paragraphs 4(a) and 4(b) above to Employee’s home address within 10 days after the expiration of the Revocation Period referenced in paragraph 6 below.

f.)	Employer shall comply with all other terms of this Release as provided for herein.

5.
Employee shall have a period of 21 calendar days (“the Consideration Period”) from the date he is presented with this Release to consider the Release’s terms and consequences before executing the Release. Employee is not required to let the full Consideration Period elapse before executing the Release; the Release may be executed on any date within the Consideration Period.

6.
Employee and Employer agree that Employee may revoke the Release for any reason at any time during the seven calendar days immediately following Employee’s execution of the Release ("the Revocation Period"). To revoke this Release, Employee must cause written notice of his intent to revoke this Release to be delivered to Pablo Brizi at Employer’s Restaurant Support Center, 2202 N. Westshore Boulevard, 5th Floor, Tampa, FL 33607, within the Revocation Period. This Release shall not become effective or enforceable until the Revocation Period has expired without such notice having been delivered to Employer in the specified manner.

7.	Employee agrees that each of the following statements is truthful and accurate:

a.)	Employee is of sound mind and body.

b.)	Employee has sufficient education and experience to make choices for himself that may affect his legal rights.

c.)	Employee has full legal capacity to make decisions for himself.

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d.)	Employee is aware that this Release has significant legal consequences.

e.)	Employee has been advised to consider consulting with an attorney of his choice prior to signing this Release.

f.)	Employee has decided to sign this Release of his own free will, and his decision to sign this Release has not been unduly influenced or controlled by any mental or emotional impairment or condition.

g.)	Employee is not executing this Release because of any duress or coercion imposed on him by anyone.

h.)
Employee acknowledges that he has not compromised any claim for unpaid wages under the Fair Labor Standards Act as he has received full compensation for all hours worked, at the appropriate rate of pay, and no other wages, overtime, compensation, benefits, or other amounts are due and owing.

8.
Employee represents that he has not sold, transferred, or assigned to a third party any claims that he may have against Employer and its Releasees. Employee represents that any claims that he may have against Employer and its Releasees are unencumbered and otherwise within his power to dispose of. Employee represents that he does not have any pending lawsuits, claims, or actions against Employer and its Releasees, or that if he does, he has fully disclosed such lawsuits, claims, or actions to Employer prior to executing this Release. Employee further represents that he has not suffered any injuries, illnesses, or accidents in the course of his employment other than those he has previously disclosed to Employer, and that any previously disclosed injuries, illnesses, or accidents are included within the scope of the claims settled by this Release.

9.
Employee has returned all property of Employer and its affiliates in Employee’s possession, including but not limited to, training materials, laptop computers, customer correspondence, sales information, company discount card and gift cards. All such materials are the exclusive property of the Employer.

10.
Commencing on the Separation Date, Employee shall not, individually or jointly with others, directly or indirectly, whether for Employee’s own account or for any other person or entity, engage in or own or hold any ownership interest in any of the following companies, or any franchisee of those companies: Brinker International, Cheesecake Factory, Chipotle Mexican Grill, Cracker Barrel, Darden Restaurants, Dine Brands Global, Domino’s Pizza, Jack in the Box, Texas Roadhouse, Wendy’s, YUM! Brands. Employee shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any of the aforementioned companies for a continuous period of twelve months. It shall not be a violation for Employee to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended or successor statute.

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11.
Employee shall not, individually or jointly with others, for the benefit of the Employee or any third party, publish, disclose, use or authorize anyone else to publish, disclose or use any secret or confidential material or information relating to any aspect of the business or operations of the Employer or any of its affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures, financial data, processes, vendors and other information or know-how of the Employer or any of its affiliates, except (i) to the extent required by law, regulation or valid subpoena, or (ii) to the extent that such information or material becomes publicly known or available through no fault of the Employee.

12.
Any and all prior understandings or agreements between Employee and Employer with respect to the subject matter of this Release are merged into this Release, which fully and completely expresses the entire agreement and understanding of the parties with respect to the subject matter hereof. Notwithstanding this provision, this Release shall not in any way diminish any obligation, duty or undertaking owed by the Employee to Employer because of any other contract or agreement or law. The rights and releases given to Employer in this Release will be in addition to, and not in place of, any and all other rights held by Employer by virtue of any other contract, agreement or undertaking, and to that extent, the obligations of the Employee survive the execution of this Release.

13.
In addition to any rights and remedies Employer provided by law, Employer has the right to set-off any amounts for any damages to Employer and/or its affiliates caused by Employee’s noncompliance with this Release, including as related to the non-solicitation provision.

14.
This Release cannot be orally amended, modified, or changed. No change, amendment, or modification to the terms of this Release shall be valid unless such change, amendment, or modification is memorialized in a written agreement between the parties that expressly references this Release and identifies the provisions herein that are to be changed, amended, or modified. Such change, amendment, or modification must be signed by Employee and by duly authorized officers or representatives of Employer.

15.
This Release is made and entered into in the state of Florida, and shall in all respects be interpreted, enforced and governed under the laws of Florida. In the event of a breach of this Release by either party, the other party shall be entitled to seek enforcement of this Release exclusively before a state or federal court of competent jurisdiction located in Hillsborough County, Florida, and the state and federal courts located in Hillsborough County, Florida shall be deemed to have exclusive jurisdiction and venue over any litigation related to or arising from this Release. This Release shall not be construed to waive any right of removal that may apply to any action filed in state court by either party to this Release.

16.	At the conclusion of any litigation or dispute arising out of or related to this Release, the prevailing party may recover, in addition to damages, the costs and fees (including

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attorney's fees, paralegal fees, and expert fees) reasonably incurred in connection with the litigation or dispute.

17.
The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. As used in this Release, the singular or plural shall be deemed to include the other whenever the context so indicates or requires.

18.
Should any provision of this Release be declared or be determined by any court to be illegal or invalid, the remaining parts, terms or provisions shall remain valid unless declared otherwise by the court. Any part, term or provision which is determined to be illegal or invalid shall be deemed not to be a part of this Release.

19.	The parties agree that a true copy of this Release may be used in any legal proceeding in place of the original and that any such true copy shall have the same effect as the original.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at Tampa, Florida this 28th day of January, 2020.

/s/ Amy Herlihy	/s/ Donagh Herlihy
Witness	Donagh M. Herlihy, Employee

Executed at Tampa, Florida this 28th day of February, 2020.

EMPLOYER

/s/ Pablo Brizi	By: /s/ Kelly Lefferts
Witness	Title: Chief Legal Officer

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